Exhibit (h.18)

FRONTEGRA ASSET MANAGEMENT, INC.
400 Skokie Boulevard, Suite 500
Northbrook, IL  60062

SERVICES AND REVENUE SHARING AGREEMENT

This Services and Revenue Sharing Agreement (this “Agreement”) is being made as of
                                        , 2010 (the “Effective Date”) between Frontegra Asset Management, Inc. (the “Adviser” or “we”) and Access Alpha Worldwide LLC (“you”).  Pursuant to this Agreement, you have agreed to provide certain services with respect to the Frontegra Hexam Emerging Markets Fund (the “Fund”) and for which you are entitled to receive payments.

1.

You agree to render or cause to be rendered certain record maintenance, shareholder communications, administrative and other related services agreed to by the parties from time to time in exchange for the fee set forth on Schedule A periodically in accordance with the terms of this Agreement.

2.

In consideration of your provision of such services, the Adviser agrees to pay you an annual fee (the “Fee”) with respect to the Fund.  The Fee will be computed daily and paid monthly (within __ days after the end of each month) at the annual rate of up to the percentage specified on Schedule A of the average net asset value of the Fund.  For purposes of determining the Fee payable under this Agreement, the average daily net asset value of the Fund will be computed in the manner specified in the Fund’s registration statement (“Registration Statement”) (as the same is in effect from time to time) in connection with the computation of the net asset value of shares for purposes of purchases and redemptions.

3.

You agree to comply with all applicable laws, rules and regulations governing your performance of services under this Agreement.  You agree to provide any and all point of sale or other disclosure documents regarding the Fee to your customers and clients in accordance with current laws, rules and regulations.  You will adopt and maintain an anti-money laundering program in compliance with applicable laws and regulations.  You agree to adhere to the privacy policies adopted by the Fund pursuant to Regulation S-P.  You have adopted, implemented and agree to maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to Fund shareholders in compliance with Regulation S-P.  You will not share any nonpublic personal information concerning Fund shareholders with any other party except as necessary for the performance of duties under this Agreement or as required by law or allowed under one of the exceptions set forth in Regulation S-P.

4.

You shall furnish the Fund and us with such information as shall reasonably be requested either by the directors or officers of Frontegra Funds, Inc. or by us with respect to the services provided and the fees paid to you pursuant to this Agreement.

5.

You represent that you are a registered broker-dealer with the SEC and applicable states and a member in good standing of FINRA.

6.

You agree to provide us with prompt notice of any proposed change of ownership or any material legal or regulatory event, investigation or proceeding.

7.

We may enter into other similar agreements with any other person without your consent.

8.

Either party to this Agreement may terminate this Agreement by giving thirty (30) days’ written notice to the other.  This Agreement will terminate automatically, including our obligation to pay the Fee, if the investment advisory agreement between the Adviser and the Fund is terminated.

9.

All communications to us should be sent to the address shown on the first page of this Agreement.  Any notice to you shall be duly given if mailed or emailed to you at the address specified by you on the signature page hereof.

10.

This Agreement shall be construed in accordance with the laws of the State of Illinois, excluding the laws on conflicts of laws.

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ACCESS ALPHA WORLDWIDE LLC	FRONTEGRA ASSET MANAGEMENT, INC.
620 Davis Street, Suite 201	400 Skokie Boulevard, Suite 500
Evanston, IL 60201-4468	Northbrook, IL 60062

By: _____________________________	By: ________________________________
Authorized Officer	Authorized Officer

____________________________	_____________________________
Print Name	Print Name

Email: ___________________________

SCHEDULE A TO AGREEMENT

FUND NAME	FEE
Frontegra Hexam Emerging Markets Fund

0.15% of the Fund’s average daily net assets; provided, however, that if the Adviser is required to waive any portion of its advisory fee pursuant to the Fund’s expense cap/reimbursement agreement, the Fee will be 14.3% of the net advisory fee received by the Adviser

A-1